CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.20.1

Board File
No. LAA-8640A

FIRST AMENDMENT TO LOS ANGELES INTERNATIONAL AIRPORT TERMINAL

COMMERCIAL MANAGEMENT CONCESSION AGREEMENT FOR TERMINALS 1,

3 AND 6 AT LOS ANGELES INTERNATIONAL AIRPORT BETWEEN THE CITY OF

LOS ANGELES AND WESTFIELD AIRPORTS, LLC CONCERNING

THE AMENDMENT OF LAA-8640

This First Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminals 1, 3 and 6 at Los Angeles International Airport, between the City of Los Angeles and Westfield Airports, LLC (“First Amendment”), is made and entered into this 9th day of June, 2016, at Los Angeles, California by and between THE CITY OF LOS ANGELES, through its DEPARTMENT OF AIRPORTS, a municipal corporation (hereinafter collectively referred to as “City”), acting by order of and through its Board of Airport Commissioners (hereinafter referred to as “Board”) and WESTFIELD AIRPORTS, LLC, f/k/a Westfield Concession Management, LLC (“TCM”), a Delaware limited liability company, concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminals 1, 3 and 6, LAA-8640, dated June 22, 2012, between the City of Los Angeles and TCM.

RECITALS

WHEREAS, on June 22, 2012, City and TCM entered into the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminals 1, 3 and 6, LAA-8640 (“Agreement”); and

WHEREAS, TCM currently occupies space in Terminals 1, 3 and 6 pursuant to the Agreement; and

WHEREAS, Section I of the Agreement requires TCM to make certain improvements in Terminals 1, 3 and 6, as well as the Theme Building; and

WHEREAS, TCM requested that the Theme Building be removed from the Agreement and the City has agreed; and

WHEREAS, subsequent to the approval of the Agreement, Southwest Airlines began the process of phased construction pursuant to a lease between the City and Southwest Airlines, which process resulted in the unforeseen delay of delivering of concession space in Terminal 1 to TCM, through no fault of City; and

WHEREAS, due to unforeseen delays in obtaining plan approval and the issuance of required building permits from the Los Angeles Building and Safety after the initial plan submission, through no fault of City, the construction commencement date for TCM’s planned improvements in Terminal 6 was delayed.

1

WHEREAS, the City was notified by letter that Westfield Concession Management, LLC, a Delaware limited liability company, changed its corporate name to Westfield Airports, LLC, a Delaware limited liability company, and the City consented to such name change; and

WHEREAS, the parties hereto desire to amend said Agreement,

NOW, THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Amendment Section 1. Effective December 1, 2013, any and all references to the Theme Building, including all exhibits referencing the Theme Building (such as Area 17) in the Agreement are hereby deleted. Accordingly, TCM has voluntarily relinquished any and all of its interests, rights, claims and privileges relating to the Theme Building and releases the City of any and all of its obligations under this Agreement related to the Theme Building. City releases TCM of any and all of its obligations under this Agreement relating to the Theme Building.

Amendment Section 2. All references in the Agreement to “Westfield Concession Management, LLC” are hereby amended to state “Westfield Airports, LLC” (hereinafter referred to as “TCM”).

Amendment Section 3. All addresses in the Agreement referring to 11601 Wilshire Blvd., 11th Floor, Los Angeles, California 90025 for TCM, are hereby deleted and amended as follows: 2049 Century Park East 41st Floor, Los Angeles, CA 90067.

Amendment Section 4. Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

1.1TCM’s Obligations During Pre-Term Development Phase. Commencing on June 22, 2012 (the “Effective Date”) in the written notification from the Executive Director of the Department of Airports of the City of Los Angeles (or the person or persons designated by the Executive Director to. take a specified action on behalf of the Executive Director) (collectively herein, the “Executive Director”), TCM shall, at TCM’s sole cost and expense and to the full satisfaction of the Executive Director, be responsible for the planning, design and development of the food & beverage, retail, and certain other concession spaces in specified locations in Terminal 1, Terminal 3, Terminal 6, at the Airport, all as more particularly identified in this Agreement and as more particularly set forth below. Terminal 1, Terminal 3 and Terminal 6, are sometimes individually referred to herein as a “Facility” and are sometimes collectively referred to herein as the “Facilities.”

Amendment Section 5.Section 1.13.5 (“Acquisition of Initial Non-Premises Improvements”) of the Agreement is hereby amended and restated to read in its entirety as follows:

1.13.5 Extended Cost for Terminal 1.[**]

[**]

Amendment Section 6.Section 2.1.2 is hereby added to the Agreement to read as follows:

2.1.2Revision to Description of Premises Re: Units and Storage Space Addenda.

2.1.2.1Units Within Areas in Terminal 3. Effective July 1, 2029, the Units defined by the Premises within Areas 13 and 14 (collectively “Areas 13 and 14”) in Terminal 3 will be deleted from the Agreement and will no longer be applicable as a result of the Terminal 3 Expiration Date, as defined under Section 2.2.1 (see Amendment Section 8 below), unless earlier terminated under the provisions of the Agreement.

2.1.2.2Units Within Areas in Terminal 6. Effective October 1, 2030, the Units defined by the Premises within Areas 15 and 16 (collectively “Areas 15 and 16”) in Terminal 6 will be deleted from the Agreement and will no longer be applicable as a result of the Terminal 6 Expiration Date, as defined under Section 2.2.1 (see Amendment Section 8 below), unless earlier terminated under the provisions of the Agreement.

2.1.2.3Storage Space Addendum in Terminal 3. Effective July 1, 2029, any and all Storage Space Addendum entered into between the parties for storage space in Terminal 3 shall automatically terminate and any and all such storage space shall be surrendered to LAWA.

2.1.2.4Storage Space Addendum in Terminal 6. Effective October 1, 2030, any and all Storage Space Addendum entered into between the parties for storage space in Terminal 6 shall automatically terminate and any and all such storage space shall be surrendered to LAWA.

Amendment Section 7.Section 2.2 (“Primary Term”) of the Agreement is hereby amended and restated to read in its entirety as follows:

2.2Primary Term. For purposes of this Agreement, the term “Primary Term” shall mean the period of time that TCM shall operate the Premises as the terminal commercial manager hereunder, which period shall commence for any given portion of the Premises on the Delivery Date for such portion of the Premises and shall end as to all portions of the Premises on the Expiration Date (unless the term of this Agreement is sooner terminated in accordance with the provisions of this Agreement). No delay in the processing of any Definitive Improvement Plan or delay in the Delivery Date of any portion of the Premises shall extend the Expiration Date. TCM acknowledges and agrees that TCM has absolutely no rights under this Agreement to extend the Primary Term.

Amendment Section 8.Section 2.2.1 is hereby added to the Agreement to read as follows:

2.2.1Definition of Expiration Date. For purposes of this Agreement, the term “Expiration Date” shall mean the following:

●	For Terminal 1 – June 30, 2032 regarding Areas 11 and 12 (“Terminal 1 Expiration Date”), subject to extension by written agreement as provided in the Agreement. If at least 18,670 square feet of Premises are not delivered to TCM in Terminal 1 by January 1, 2019, the Terminal 1 Expiration Date will be subject to a day-for-day extension until at least such square footage has been delivered to TCM. Any such day-for-day extension must be confirmed by written notice from the Executive Director.
●	For Terminal 3 – June 30, 2029 regarding Areas 13 and 14 (“Terminal 3 Expiration Date”).
●	For Terminal 6 – September 30, 2030 regarding Areas 15 and 16 (“Terminal 6 Expiration Date”).

The term “Expiration Date” shall mean the applicable of the Terminal 1 Expiration Date, Terminal 3 Expiration Date or Terminal 6 Expiration Date, as the context so requires with reference to the Premises contained within Terminal 1, Terminal 3 and Terminal 6, respectively. Effective at 11:59 p.m. on the Terminal 3 Expiration Date and the Terminal 6 Expiration Date, as applicable, TCM shall relinquish any and all of its interests, rights, claims and privileges relating to all portions of the Premises within the respective terminal (including, without limitation, all Areas and Units) and the parties shall each release the other of any and all of their respective obligations under this Agreement related to such Premises and terminal occurring thereafter, except with respect to those obligations that accrued prior to the respective Terminal 3 Expiration Date or Terminal 6 Expiration Date and/or expressly surviving the expiration or earlier termination of the Agreement.

Amendment Section 9.Section 2.3 (“Early Termination for Failure to Meet Performance Metrics”) of the Agreement is hereby amended and restated to read in its entirety as follows:

2.3Early Termination for Failure to Meet Performance Metrics. In addition to any other termination right of City granted under this Agreement, City shall have the right, exercisable by the Executive Director upon written notice to TCM (the “Early Termination Notice”), to terminate this Agreement (the “Early Termination”) effective on the Early Termination Expiration Date in the event that the Executive Director determines that TCM has failed to achieve any of the Performance Metrics (as defined in Section 2.3.2 below) for any two (2) consecutive Years (as defined in Section 4.1.1 below) during the Performance Metrics Measurement Period (as defined in Section 2.3.3 below); provided that the Executive Director shall deliver the Early Termination Notice to TCM as follows: (a) for Terminal 1 – on or before June 30, 2025, (b) for Terminal 3 – on or before June 30, 2022; and (c) for Terminal 6 – on or before September 30, 2023. In the event that City exercises its Early Termination right, City shall pay to TCM an amount equal to the Early Termination Payment (as defined in Section 9.2.3 below) within thirty (30) days following the Early Termination Compliance Date (as defined in Section 9.2.4 below). All Unit Concession Agreements shall provide that they are subject to either termination or assignment, at the sole option of City as exercised by the Executive Director, upon the Early Termination of this Agreement. City agrees that City will either exercise such right to terminate Unit Concession Agreements as to all of the Units located within the Premises or will elect to take an assignment of all of the Units located within the Premises. In the event that City elects to take an assignment of the Unit Concession Agreements upon the Early Termination of this Agreement, City and TCM will enter into an assignment and assumption agreement, in form and content reasonably satisfactory to the Executive Director, reflecting that TCM shall indemnify and hold harmless the City for any obligations of the TCM accruing prior to the Early Termination Expiration Date and City shall assume responsibility for the obligations of TCM under the Unit Concession Agreements accruing from and after the Early Termination Expiration Date. Title to and ownership of all TCM Initial Premises Improvements and Concessionaire Initial Premises Improvements shall vest in City on the Early Termination Expiration Date, except for those Concessionaire Initial Premises Improvements, if any, that pertain to Unit Concession Agreements that City does not elect to terminate in connection with such Early Termination.

Amendment Section 10.Section 2.3.1 is deleted in its entirety and replaced with the following:

2.3.1Early Termination Expiration Date.For purposes of this Agreement, the “Early Termination Expiration Date” shall mean the applicable date for Terminal 1 or Terminal 3 or Terminal 6, as the context so requires with reference to the Premises contained within Terminal 1, Terminal 3 and Terminal 6, respectively, as follows:

●	For Terminal 1 – June 30, 2027
●	For Terminal 3 – June 30, 2024
●	For Terminal 6 – September 30, 2025

Amendment Section 11. Section 2.3.3 is deleted in its entirety and replaced with the following:

2.3.3Performance Metrics Measurement Period. For purposes of this Agreement, the “Performance Metrics Measurement Period” shall mean the applicable date for Terminal 1 or Terminal 3 or Terminal 6, as the context so requires with reference to the Premises contained within Terminal 1, Terminal 3 and Terminal 6, respectively, as follows:

●	For Terminal 1 – the period beginning on January 1, 2018 and ending on December 31, 2024.
●	For Terminal 3 – the period beginning on January 1, 2015 and ending on December 31, 2021.
●	For Terminal 6 – the period beginning on January 1, 2016 and ending on December 31, 2022.

Amendment Section 12. The following is hereby added as Section 3.2.2 to the Agreement:

3.2.2Services of TCM. TCM is to include in the Business and Operations Plan for each Year, identification of any Custom Architectural Features (including but not limited to specialty lighting, furniture and fixtures) installed by TCM and acquired by City or installed by TCM pursuant to the Agreement, and that are in City’s Common Areas, as Initial Non-Premises Improvements (“Custom Architectural Features”), where City employees are not able to maintain or operate such Custom Architectural Features in the normal course of business, as itemized in writing by the Deputy Executive Director (or his/her designee) of the department responsible for such maintenance and operation, and if determined by the same to be an exception to the competitive bidding process under Charter Code Section 371(e)(10). Subject to and in accordance with the terms and conditions herein stated, and so long as City approves the appropriate budget to do, so, and subject at all times to such procedures and directions as are set forth in this Agreement, TCM shall do all of the following:

(a)Budgets.     Budgets for the maintenance and operation of the Custom Architectural Features shall be implemented, as follows:

(i)TCM acknowledges that City will have a fiscal year beginning on July 1 and ending the following June 30 (each a “Fiscal Year”). Promptly following the execution of the First Amendment, TCM shall prepare and deliver to LAWA a proposed budget for the period commencing on the execution date of the First Amendment and ending on June 30, 2017. Such proposed budget shall be in a format to be designated by TCM (the “Approved Budget Format”), provided that the Approved Budget Format shall set forth in reasonable detail and on a monthly basis, (i) an itemized statement of the estimated disbursements for such period, including but not limited to all normal maintenance and operating costs and employee salaries and similar items if TCM employees are used for the maintenance and operation of the Custom Architectural Features, and (ii) the scope of TCM’s work with respect to the items to be maintained and the type and frequency of maintenance required. TCM shall cooperate with City to review and modify the proposed budget, as may reasonably be required by City, and the parties shall act diligently and in good faith to cause the proposed budget, as so modified, to be approved in a reasonable timeframe prior to the start of the next fiscal year. Upon City’s approval, the proposed budget shall become the Approved Budget. Notwithstanding anything to the contrary contained herein, TCM shall not be required to perform any repairs or maintenance in accordance with this Section 3.2.2 until City has formally approved the proposed budget for the upcoming Fiscal Year.

(ii)As to all future Approved Budgets, at least sixty (60) days prior to the commencement of each Fiscal Year, so long as this Agreement is in effect, TCM shall prepare and deliver to City a proposed budget which, after approval by City, shall be deemed the Approved Budget for such Fiscal Year. Each proposed budget shall be in the Approved Budget Format.

(iii)TCM shall be entitled to deduct the amount of reimbursement for the verified actual costs of the aforementioned maintenance and repair work against Base Rent, in an amount up to, but not to exceed the Approved Budget. TCM shall not have any responsibility for any additional expenditures over and above the Approved Budget.

(iv)LAWA shall have sole discretion to decide whether or not to approve a budget and shall not be under any obligation to approve a proposed budget for the Custom Architectural Features. If City has not approved a proposed budget for the Custom Architectural Features in accordance with the terms hereof prior to the first day of the Fiscal Year to which such proposed annual budget is to apply, TCM shall not repair and maintain the Custom Architectural Features until such date the proposed annual budget for the Custom Architectural Features is approved by City.

(b)Maintenance. TCM shall maintain or cause to be maintained the Custom Architectural Features at City’s expense, provided that no maintenance expense, repairs or alterations which are not provided for within the Approved Budget or otherwise specifically permitted pursuant to the terms and conditions of this Agreement shall be undertaken without the prior written consent of City. TCM shall repair and maintain the Custom Architectural Features in the best interests of City.

(c)Warranty. TCM. warrants that the work hereunder shall be performed and completed diligently, in good faith and in an efficient manner consistent with professional standards practiced among those in the industry doing the same or similar work under the same or similar circumstances. TCM further warrants that all goods and materials furnished in connection with Custom Architectural Features will be new and of good quality and that all workmanship will be of good quality, free from faults and defects.

Amendment Section 13.The third sentence of Section 4.1.3 of the Agreement (which contains the definition of the term Contingent Percentage Rent) is hereby amended and restated to read in its entirety as follows:

The term “Contingent Percentage Rent” shall mean an annual amount equal to the sum of the following two amounts: [**]

[**]

Amendment Section 14.Sections 4.1.2.4 and 4.1.2.5 of the Agreement are hereby added to the Agreement to read as follows:

[**]

Amendment Section 15.Section 4.1.3.2 is hereby added to the Agreement to read as follows:

[**]

Amendment Section 16.Sections 4.1.3.3 and 4.1.3.4 are hereby added to the Agreement to read as follows:

[**]

[**]

Amendment Section 17.Sections 4.1.3.5 and 4.1.3.6 are hereby added to the Agreement to read as follows:

[**]

[**]

Amendment Section 18.The second to the last sentence in Section 4.8 (“Books and Records”) of the Agreement is hereby deleted in its entirety and replaced with the following:

The parties acknowledge that, as a result of the surrender of Areas 13 and 14 in Terminal 3 on the Terminal 3 Expiration Date, City’s right to access TCM’s records relating to Terminal 3 under Section 4.8 of the Agreement will expire on July 1, 2032. The parties further acknowledge that, as a result of the surrender of Areas 15 and 16 in Terminal 6 on the Terminal 6 Expiration Date, City’s right to access TCM’s records relating to Terminal 6 under Section 4.8 of the Agreement will expire on October 1, 2033.

Amendment Section 19.Sections 4.10.5 and 4.10.6 (under “Faithful Performance Guarantee”) are hereby added to the Agreement to read as follows:

[**]

[**]

Amendment Section 20.Sections 4.11.4 and 4.11.5 are hereby added to the Agreement to read as follows:

[**]

Amendment Section 21.Section 7.6 (“Mid-Term Refurbishment”) of the Agreement is deleted in its entirety and replaced with the following:

7.6Mid-Term Refurbishment. TCM shall plan for and cause the completion of the refurbishment of the Premises in the manner set forth in this Section 7.6 (the “Mid-Term Refurbishment”) as follows: (a) Premises in Terminal 1 – no later than January 1, 2027, (b) Premises in Terminal 3 – no later than January 1, 2024, and (c) Premises in Terminal 6 – no later than April 1, 2025 (collectively and respectively, the “Mid-Term Refurbishment Completion Date”). The Executive Director shall have the discretion to defer the timing of the Mid-Term Refurbishment. The term “Mid-Term Refurbishment Completion Date” shall mean the applicable date for Terminal 1 or Terminal 3 or Terminal 6, as the context so requires with reference to the Premises contained within Terminal 1, Terminal 3 and Terminal 6, respectively.

Amendment Section 22.Sections 7.6.1 and 7.6.2 of the Agreement are hereby amended and restated to read in its entirety as follows:

7.6.1Mid-Term Refurbishment Plan. TCM shall prepare and deliver to City for Executive Director’s review and approval a Mid-Term Refurbishment plan (collectively and respectively, the “Mid-Term Refurbishment Plan”), as follows: (a) for Terminal 1 – no later than January 1, 2026, (b) for Terminal 3 – no later than January 1, 2023, and (c) for Terminal 6 – no later than April 1, 2024. The Mid-Term Refurbishment Plan shall meet the then-current requirements imposed by City as part of the Construction Approval Process, and shall otherwise include information similar to that contained in the Definitive Improvement Plan for the TCM Initial Premises Improvements and Concessionaire Initial Premises Improvements. Upon receipt and review of such Mid- Term Refurbishment Plan by Executive Director and as a part of the Construction Approval Process, TCM shall incorporate any comments from Executive Director and shall re-submit such Mid-Term Refurbishment Plan until it has been approved by Executive Director. The Mid-Term Refurbishment Plan shall include not-to-exceed dollar amounts for purposes of the costs that are allowed as Qualified Investment under Section 9.3 below. The term “Mid-Term Refurbishment Plan” shall mean the applicable plan for Terminal 1 or Terminal 3 or Terminal 6, as the context so requires with reference to the Premises contained within Terminal 1, Terminal 3 and Terminal 6, respectively.

7.6.2Construction and Completion of Mid-Term Refurbishment. TCM shall construct and complete the Mid-Term Refurbishment in accordance with the Mid-Term Refurbishment Plan as to each Terminal, as approved by Executive Director and the other requirements contained in this Agreement. TCM and its Concessionaires shall expend for the design and construction of the Mid-Term Refurbishment, as a minimum, a dollar amount equal to [**] of the dollar amount expended by TCM and its Concessionaires in connection with the Initial Premises Improvements (the “Minimum Mid-Term Refurbishment Amount”). Amounts expended for deferred maintenance, repairs and replacements that should previously have been performed pursuant to Section 8 below shall not be credited toward the Minimum Mid-Term Replacement Amount, unless otherwise approved by the Executive Director. Within ninety (90) days after the Mid-Term Refurbishment Completion Date, as defined in Section 7.6, TCM shall pay to City an amount equal to the positive shortfall, if any, between the Minimum Mid-Term Refurbishment Amount and the actual amount expended by TCM and its Concessionaires in connection with the design and construction of the Mid-Term Refurbishment.

Amendment Section 23. The Basic Information of the Agreement is hereby amended and restated to conform with the provisions of this First Amendment, to the extent that the provisions in the Basic Information have been modified by the provisions of this First Amendment.

Amendment Section 24. Section 16.45 (“City Approval”) of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 16.45 City Approval. Following the execution and delivery of this Agreement, whenever this Agreement calls for a matter to be approved or disapproved by or on behalf of City, then the written approval, disapproval, or consent of the Executive Director within the legal authority of the Executive Director, subject to the approval of the Office of the City Attorney as to form, if required, shall constitute the approval, disapproval, or consent of City; provided, however, if the approval or consent by City is in excess of the Executive Director’s legal authority, then such matter shall be approved by the Board. Except as otherwise expressly set forth in this Agreement, with respect to any matter that is subject to the approval or consent of the Executive Director or the Board, such approval or consent may be given or withheld in the Executive Director’s or the Board’s sole and absolute discretion. Any approvals or consents required from or given by City under this Agreement shall be approvals of the City of Los Angeles Department of Airports acting as the owner and operator of the Airport, and shall not relate to, constitute a waiver of, supersede or otherwise limit or affect the rights or prerogatives of the City of Los Angeles as a government, including the right to grant or deny any permits required for construction or maintenance of the Premises and the right to enact, amend or repeal laws and ordinances, including, without limitation, those relating to zoning, land use, and building and safety. No approval or consent on behalf of City will be deemed binding upon City unless approved in writing as to form by the City Attorney when such approval is required.

Amendment Section 25.Section 6.1.1 is hereby added to the Agreement to read as follows:

6.1.1Subsequent Concession Agreement or Contract Covered by 49 CFR Part 23. TCM agrees to include the following statement in any subsequent concession agreement or contract covered by 49 CFR part 23, that it enters and cause those businesses to similarly include the statement in further agreements: “This Agreement is subject to the requirements of the U.S. Department of Transportation’s regulations, 49 CFR part 23. TCM agrees that it will not discriminate against any business owner because of the owner’s race, color, national origin, or sex in connection with the award or performance of any concession agreement, management contract, or subcontract, purchase or lease agreement, or other agreement covered by 49 CFR part 23.”

Amendment Section 26.For clarification, the exhibit for the Storage Space Addendum (Exhibit E) of the Agreement is hereby replaced with the attached document.

Amendment Section 27.As a material inducement to City’s entering into this First Amendment, TCM hereby represents and covenants to City, to the best of TCM’s knowledge, without independent inquiry, as follows: (1) City is not in default in the performance of any of the terms or provisions of the Agreement; and (2) City shall be entitled to rely on the accuracy of the foregoing representation and covenants, and TCM hereby releases City from any claims relating to the foregoing matters.

Amendment Section 28. Except as specifically provided herein, this First Amendment shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended.

IN WITNESS WHEREOF, City has caused this First Amendment to be executed on its behalf by the Executive Director, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:		CITY OF LOS ANGELES

Michael N. Feuer, City Attorney

By		By
	Deputy/Assistant City Attorney		Executive Director Department of Airports

Date	5/3/2016	Date	6/9/16

ATTEST:		WESTFIELD AIRPORTS, LLC a Delaware limited liability company

By	/s/ Aline Taireh	By	/s/ Peter Schwartz
	Signature		Signature

Aline Taireh		Peter Schwartz
Print Name		Print Name

Senior Vice President		SR EX VP
Print Title		Print Title

Storage Space Addendum Exhibit

STORAGE SPACE ADDENDUM

THIS STORAGE SPACE ADDENDUM (this “Addendum”) is made as of _______________, 2016, by and between the CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City”), acting by order of and through its Board of Airport Commissioners (“Board”), and WESTFIELD AIRPORTS, LLC, a Delaware limited liability company, f/k/a Westfield Concession Management, LLC (“TCM”), and upon execution and delivery of this Addendum by Executive Director shall become a part of that certain Los Angeles International Airport Terminal Commercial Management Concession Agreement (Terminals 1, 3 and 6), LAA-8640 dated as of June 22, 2012, by and between City and TCM with respect to the Premises (as defined therein) (the “Concession Agreement”).

1.Defined Terms. All initially capitalized terms not otherwise defined in this Addendum shall have the meanings set forth in the Concession Agreement, unless the context clearly indicates otherwise.

2.Lease of Storage Space. In consideration of the payment of Storage Rent (hereinafter defined) and keeping and performance of the covenants and agreements by TCM as set forth in this Addendum and in the Concession Agreement, City leases to TCM a total of approximately _________ square feet of storage space (the “Storage Space”), as shown on the chart and drawing, both of which are attached to this Addendum as Exhibit A.

3.Term of Storage Space Addendum. TCM’s right to use the Storage Space will commence on ________________, 2016 and terminate the earlier of (a) upon thirty (30) days’ prior written notice from either City or TCM to the other, or (b) the concurrent expiration or earlier termination of the Concession Agreement. City may, in the sole and reasonable discretion of the Executive Director, consider taking back portions of the Storage Space, provided however, such portions are in leasable, useable condition as determined in the sole discretion of the Executive Director. TCM shall use its best efforts to lease the Storage Space prior to requesting City to consider taking back of said space. In the event of such take back, TCM must provide City sixty (60) days’ prior written notice of its request. Notwithstanding anything provided in the Concession Agreement or otherwise, TCM shall not be entitled to any compensation or reimbursement in connection with such relocation or take back (including without limitation, any compensation or reimbursements for moving expenses, or for alterations or improvements made to the Storage Space). In connection with the expiration or earlier termination of this Addendum, TCM shall remove any and all goods, furniture, equipment, files, supplies and other personal property from the Storage Space, whether or not belonging to TCM, and shall surrender the Storage Space in substantially the same condition as received by TCM.

4.Storage Rent. TCM shall pay, as a monthly base rent for the Storage Space, the Terminal Buildings Charge under the Los Angeles International Airport Passenger Terminal Tariff, as Amended (“Base Storage Rent”). The Base Storage Rent described in this Section 4 is subject to annual adjustment by the Board, and TCM shall pay the Base Storage Rent based on the then Board-approved rates.

1

4.1.Terminal Buildings Charge. The Base Storage Rent shall be calculated for each calendar month in an amount equal to the Terminal Buildings Rate in effect for the month multiplied by the square footage of the Storage Space. If adjustments to the Terminal Buildings Rate are adopted by the Board retroactive to an effective date established by the Board, the adjustments shall be applied retroactively to said effective date and TCM shall be responsible for retroactive payment of any increased amounts due.

4.2.The Storage Rent is all inclusive and includes utilities, taxes, maintenance, and repair. For purposes of this Addendum, “Storage Rent” shall mean Base Storage Rent and all additional charges (if any) payable to City hereunder. All Storage Rent will be payable in advance, without notice, on or before the first day of each month during the term of this Addendum, at the place designated in the Basic Information of the Concession Agreement for the payment of Rent, or at such place as City may from time to time designate in writing. TCM acknowledges that the Storage Rent does not include TCM’s payment of City’s Occupancy Tax, which may be adjusted from time to time by the City Council.

5.Use of Storage Space. TCM will require its concessionaires to use the Storage Space in a careful, safe and proper manner, in accordance with all applicable Laws and any Rules and Regulations. TCM agrees to be fully liable for any damages or losses sustained by City as a result of any overloading by TCM. TCM will pay City as Additional Storage Rent on demand for any damage to the Storage Space caused by misuse or abuse by TCM, its agent or employees, or any other person entering the Storage Space. TCM will not commit waste nor permit waste to be committed nor permit any nuisance in the Storage Space.

6.Lighting: Electricity. City agrees, during the term of this Addendum, to furnish and provide such electric lighting service to and such ingress and egress from the Storage Space during ordinary business hours as may, at the judgment of the City, be reasonably required for the use and occupancy of the Storage Space pursuant to the terms of this Addendum. TCM agrees that City will not be liable for failure to provide such lighting service or ingress and egress during any period when City uses reasonable diligence to supply them. City reserves the right temporarily to discontinue electric service, or ingress or egress, at such times as may be necessary when City is unable to provide them by reason of accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, walkouts, riots, acts of God, or any other happening beyond the control of City. City will be under no obligation to furnish heating or air conditioning service to the Storage Space. City will have the right to enter the Storage Space to examine and inspect it as provided in the Concession Agreement and to require the removal of any object or material City deems hazardous to the safety or operation of the Terminal or building in which the Storage Space is located.

7.TCM Contacts. TCM will provide City a list of TCM’s appointed representatives and their telephone numbers for the Storage Space. TCM may, from time to time, change the individuals who are designated as TCM’s representatives by written notice to City of any such change. City will contact TCM’s representative only to obtain access to the Storage Space. TCM will place signs identifying the location and telephone number for TCM representative on each Storage Space.

2

8.Storage at TCM’s Risk: Condition of Storage Space.TCM agrees that any and all property, whether or not belonging to TCM, kept or stored in the Storage Space will be at the sole risk of TCM and that City will not be liable for any injury or damage to such property, except to the extent caused by the sole negligence or intentional misconduct of City or City Agents in accordance with the applicable terms and provisions of the Concession Agreement. TCM will carry and maintain, at TCM’s expense, or cause its concessionaires to carry and maintain, at the respective concessionaire’s expense, insurance covering all property stored in the Storage Space. Taking possession of the Storage Space by TCM for itself or its concessionaires will be conclusive evidence that the Storage Space was in the condition agreed upon between City and TCM and acknowledgment by TCM that it accepts the Storage Space in its then “as-is, where is” condition, “with all faults,” and without any further improvement by City.

9.Applicability of the Concession Agreement. Except to the extent specifically provided otherwise in this Addendum, the provisions of the Concession Agreement shall be applicable to the Storage Space and this Addendum, including but not limited to the “City Held Harmless” provision in Section 13.2, as if they were specifically set forth in this Addendum. During the term of this Addendum, references in the Concession Agreement to the “Premises” will be deemed to refer to the “Storage Space,” unless the context clearly indicates otherwise. In the event of any express conflict between the provisions of the Concession Agreement and the provisions of this Addendum, the provisions of this Addendum shall control.

10.Cross-Default. Any default by TCM in the performance of TCM’s obligations under this Addendum will also be a default under the Concession Agreement.

11.Improvements to Storage Space: Relocation and Partial Termination. TCM shall not make, or allow or permit, any alterations or improvements to the Storage Space without the prior written consent of City and compliance with the applicable provisions of the Concession Agreement. City expressly reserves the rights (a) to relocate the Storage Space to such other storage area as may be designated by City, or (b) to partially terminate this Addendum with respect to any portion of the Storage Space upon not less than thirty (30) days prior written notice to TCM. Notwithstanding anything to the contrary provided in the Concession Agreement or otherwise, TCM shall not be entitled to any compensation or reimbursement in connection with such relocation or partial termination (including, without limitation, any compensation or reimbursements for moving expenses, or for alterations or improvements made to the Storage Space); provided, however, the Storage Rent shall be equitably adjusted in connection with any reduction in the Storage Space.

12.Counterparts. This Addendum may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts when taken together, shall constitute the entire single agreement between the parties.

[Signatures on next page]

3

IN WITNESS WHEREOF, City has caused this Addendum to be executed on its behalf by Executive Director and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

Approved as to form:	CITY OF LOS ANGELES

MICHAEL N. FEUER, City Attorney

Date:	Date:

By:	By:
Deputy/Assistant City Attorney		Executive Director City of Los Angeles, Department of Airports

Attest:		WESTFIELD AIRPORTS, LLC

By:		By:
	(Signature)		(Signature)

	Print Name		Print Name

	Title		Title

By:
(Signature)

Print Name

Title

4

EXHIBIT A

STORAGE SPACE CHART & DRAWING

5

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, Westfield America, Inc., a Missouri corporation (herein, “Guarantor”), hereby represents, acknowledges, and agrees as follows: (1) Guarantor has reviewed the foregoing First Amendment to the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminals 1, 3 and 6, between the City of Los Angeles and Westfield Airports, LLC, formerly known as Westfield Concession Management, LLC (“TCM”) (the “First Amendment”), concerning the amendment of the Los Angeles International Airport Terminal Commercial Management Concession Agreement for Terminals 1, 3 and 6, LAA-8640, dated June 22, 2012, between the City of Los Angeles and TCM (hereinafter “Agreement”); (2) Guarantor is the guarantor of TCM’s obligations under the Agreement pursuant to that certain Guaranty Agreement executed concurrently with the execution of the Agreement (the “Guaranty”); (3) Guarantor approves of TCM’s execution of the First Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the Agreement as amended and modified by the First Amendment. This Acknowledgement of Guarantor has been executed as of the date of execution of the First Amendment by TCM.

“GUARANTOR”

ATTEST:		WESTFIELD AMERICA, INC.
a Missouri corporation

By:	/s/ Aline Taireh	By:	/s/ Peter Schwartz

Name (printed):	Aline Taireh	Name (printed):	Peter Schwartz

Title:	Senior Vice President	Title:	SR EX VP